Exhibit 23

Your Vision Our Focus

Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders

Utilicraft Aerospace Industries, Inc.

Lawrenceville, Georgia

We consent to the use and inclusion in this Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated September 22, 2005 on our audit of the financial statements of Utilicraft Aerospace Industries, Inc. at June 30, 2005 and for the period from December 9, 2004 (inception) through June 30, 2005.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, L.L.P.
Certified Public Accountants Dallas, Texas
September 30, 2005

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660/Facsimile: 972-239-1665

Website: turnerstone.com